As filed with the Securities and Exchange Commission on June 20, 2008

File No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

JINPAN INTERNATIONAL LIMITED
(Exact name of Registrant as specified in its charter)

British Virgin Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Hainan Jinpan Electric Company, Ltd. Section D-2 No. 100 Nanhai Avenue Jinpan Development Area Haikou Hainan PRC Telephone: (86) 898-6681-1301
(Address and telephone number of Registrant’s principal executive offices)

Jinpan International (USA) Ltd. 560 Sylvan Avenue 3rd Floor Englewood Cliffs, NJ 07632 Telephone: (201) 227-0680
(Name, address, and telephone number of agent for service)
Copy to: Henry I. Rothman, Esq. Troutman Sanders LLP The Chrysler Building 405 Lexington Avenue New York, New York 10174 (212) 704-6000

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement pursuant to General Instruction I.C. filed to register additional securities or additional classes or securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE (1)

Title of Each Class of Securities to be Registered	Amount to be Registered (2)(3)	Proposed Maximum Offering Price Per Security (1)(4)	Proposed Maximum Aggregate Offering Price (1) (2)	Amount of Registration Fee (1)
Debt Securities (2)	$100,000,000		$100,000,000	$3,930
Common Shares, par value $.009 per share (3)
Guarantees (5)
Total	$100,000,000	100%	$100,000,000	$3,930

(1)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o). In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this registration statement exceed $100,000,000. Any securities registered hereunder may be sold separately or with other securities registered hereunder. The proposed maximum offering price per security will be determined from time to time in connection with the issuance of the securities registered hereunder.

(2)

There are being registered hereunder such indeterminate principal amount of debt securities. If any debt securities are issued at an original issue discount, then the offering price of such debt securities shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $100,000,000, less the aggregate dollar amount of all securities previously issued hereunder.

(3)

There are being registered hereunder an indeterminate number of common shares that may be sold from time to time. There are also being registered hereunder an indeterminate number of common shares as shall be issuable upon conversion or redemption of debt securities registered hereby.

(4)

The proposed maximum aggregate offering price of each class of securities will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of securities pursuant to the General Instruction II.C. of Form F-3 under the Securities Act of 1933.

(5)

Guarantees may be provided by subsidiaries of Jinpan of the payment of the principal and interest on the debt securities. No additional consideration will be received for the guarantees and, pursuant to Rule 457(n), no additional fee is required.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer is or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 20,  2008

PRELIMINARY PROSPECTUS

US$100,000,000

JINPAN INTERNATIONAL LIMITED

Debt Securities

Common Shares

We may offer and sell, from time to time, in one or more series:

•	unsecured senior debt securities;

•	secured senior debt securities;

•	unsecured subordinated debt securities;

•	secured subordinated debt securities; and

•	common shares.

The securities:

•	will have a maximum aggregate offering price of $100,000,000 (or the equivalent amount in other securities);

•	will be offered at prices and on terms to be set forth in an accompanying prospectus supplement;

•	may be offered separately or together, or in separate series;

•	may be convertible into or exchangeable for other securities; and

•	may be listed on a national securities exchange.

We will provide the specific terms of the securities in supplements to this prospectus. This prospectus may be used to offer and sell securities only if it is accompanied by a prospectus supplement.

Our common shares are listed on the American Stock Exchange under the symbol “JST.” Each prospectus supplement offering any securities will state whether those securities are listed or will be listed on any exchange or market.

We may offer securities through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities, see “Plan of Distribution” in this prospectus.

You should read this prospectus and any prospectus supplement carefully before you invest, including the risk factors which begin on page 4 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

____________________

The date of this prospectus is           , 2008

ABOUT THIS PROSPECTUS

Unless the context otherwise requires, throughout this prospectus the words “Jinpan”, “the Company”, “we”, “us” and “our” refer to Jinpan International Limited and its subsidiaries.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf process, we may sell different types of the securities described in this prospectus in one or more offerings up to a total offering amount of $100,000,000.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities offered by us in that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” and the documents we incorporate by reference into this prospectus as described under “Incorporation By Reference.”

You should rely only on the information contained in this prospectus and any prospectus supplement, including the information incorporated by reference. We have not authorized anyone to provide you with different information. The information contained in this prospectus is complete and accurate only as of the date on the front cover, but the information may have changed since that date.

Our principal executive officers are located at c/o Hainan Jinpan Electric Company, 4-1 No. 100 Nanhai Avenue, Jinpan Development Area, Haikou, Hainan 570216 P.R.C. Our telephone number is (86) 898-6681-1301.

FORWARD-LOOKING STATEMENTS

All statements contained or incorporated by reference in this prospectus and accompanying prospectus supplements other than purely historical information are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements include statements regarding future plans and objectives. These statements may be preceded or followed by or otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “continues,” “plans,” “estimates,” “projects” or similar expressions or statements that events “will,” “should,” “could,” “might” or “may” occur.  These statements are only our current expectations and are based on our management's beliefs and assumptions and on information currently available to our management.  These statements appear throughout this prospectus and our Annual Report on Form 20-F which is incorporated by reference into this prospectus, including under “Risk Factors,” “Information on the Company,” “Operating and Financial Review and Prospects” and “Dividend Policy.” Forward-looking statements involve risks, uncertainties and assumptions. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. Actual results may differ materially from those expressed in these forward-looking statements due to a number of uncertainties and risks, including the risks described in this prospectus and accompanying prospectus supplements, including:

•	our ability to successfully implement our business strategy;

•	uncertainties about the future growth in electricity consumption and infrastructure development in the markets in which we operate;

•	inability to attract and retain qualified management and personnel;

•	increases in the costs of our raw materials;

•

the impact of existing and new competitors in the markets in which we compete, including competitors that may offer less expensive products and services, more desirable or innovative products or technological substitutes, or have more extensive resources or better financing;

•	the effects of rapid technological changes and vigorous competition in the markets in which we operate;

•	changes in competition and the pricing environments in the countries in which we operate;

•	the failure to keep pace with technological changes in our industry;

•	potential product liability claims;

•	the effects of the higher degree of regulation in the markets in which we operate;

•	general economic and political conditions in the countries in which we operate or other countries which have an impact on our business activities or investments;

•	inability to successfully adapt our internal controls over financial reporting to changes in circumstance;

•	the monetary and interest rate policies of the countries in which we operate; and

•	exchange rates.

We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus. Except as required by law, we are not under any obligation, and expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

All subsequent forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section and the “Risk Factors” section of this prospectus and any prospectus supplement.

THE COMPANY

We were incorporated as a British Virgin Islands business company on April 3, 1997. Through our wholly-owned Chinese subsidiary, Hainan Jinpan Electric Company, a sino-foreign joint venture development corporation or Hainan Jinpan, we design, manufacture and sell cast resin transformers for voltage distribution equipment in China. Our cast resin transformers allow high voltage transmissions of electricity to be distributed to various locations in lower, more usable voltages.

We primarily conduct our business through our subsidiary, Hainan Jinpan, a corporation that is located in China. We currently own 100% of the common stock of Hainan Jinpan. We also own 100% of the common stock of Jinpan Electric (China) Company, a foreign funded Chinese limited liability company and Jinpan International (U.S.A.) Ltd., a New York corporation that conducts our North American operations.

Our headquarters, administrative, and manufacturing facilities are located at 100 Nanhai Ave., Haikou, Hainan Province, China, and our telephone number is (86) 898-6681-1301. Our subsidiary, Jinpan International (U.S.A.) Ltd., has administrative offices in Englewood Cliffs, New Jersey, and the telephone number is (201) 227-0680.

RISK FACTORS

Our business is subject to many risks and uncertainties, which may affect our future financial performance. If any of the events or circumstances described below occurs, our business and financial performance could be harmed, our actual results could differ materially from our expectations and the market value of our securities could decline. The risks and uncertainties discussed below are not the only ones we face. There may be additional risks and uncertainties not currently known to us or that we currently do not believe are material that may harm our business and financial performance.

Risks Related to Our Business

Our operating results are substantially dependent on one product.

Substantially all of our revenue comes from the sale of cast resin transformers, and we expect this pattern to continue. Accordingly, our future operating results will depend on the demand for this product. We cannot assure you that the market will continue to demand our current product or that we will be successful in marketing any new or enhanced products. If our competitors produce new products that are superior to our cast resin transformers in performance or price, demand for our product may decline. A decline in demand for our cast resin transformers as a result of competition, technological change, economic conditions in China, restrictions on our ability to market this product or other factors would reduce our total revenues and harm our ability to maintain profitability.

Our growth may be slow if the demand for electric power in China does not continue to remain strong.

Demand for our products is linked closely to increased demand for electrical power in China. While such demand has experienced strong growth over the past several years, there can be no assurance that such growth will continue. Any material decline in the use of electricity in China is likely to adversely impact our business.

Our operating revenues would decline significantly if we lost one or more of our largest customers, which could have a material adverse impact on our business.

A significant portion of our operating revenues are concentrated among our largest customers. Sales to our five largest customers in the aggregate for the fiscal years ended December 31, 2005, 2006, and 2007 accounted for approximately 16.00%, 16.00%, and 23.00% respectively, of our total sales. Sales to our largest customer for those same periods accounted for approximately 5.00%, 6.30%, and 9.60% of our total sales respectively. We cannot assure you that any of our principal customers will maintain their volume of business with us or that a similar volume of business will be forthcoming from new or existing customers to replace any lost business. The loss of one or more of these existing principal customers without replacement by a customer of similar volume could have a material adverse effect on our business and financial condition.

We sell all of our reactors to one large original equipment manufacturer, or OEM, and any significant decrease of sales of reactors to this large OEM would have a negative effect on the revenues we receive from the sale of reactors.

In 2007, revenue derived from the sale of reactors accounted for approximately 5% of our total revenue, or approximately $5.6 million. Presently, we sell all of our reactors to one large OEM. This is in contrast to a more diversified customer base for our cast resin transformers. Any significant decrease in the sale of reactors to this large OEM could have a material adverse effect on revenue derived from the sale of reactors. In addition, if we fail to collect large accounts receivable from this large OEM, we could be subject to significant financial exposure.

If we lose our key personnel, our ability to operate our company and our results of operations may suffer.

Our future growth and success will depend in part on our ability to retain key members of our management, who are familiar with our business and the potential markets in which our business competes. We do not have “key person” or similar insurance on any of these individuals. If we lose their services or the services of key personnel, our financial results or business prospects may be harmed. Additionally, our future growth and success will depend in part on our ability to attract, train, and retain sales, marketing, and management personnel. We cannot be certain that we will be able to attract and retain the personnel necessary to manage our operations effectively. Competition for experienced executives from numerous companies may limit our ability to hire or retain personnel on acceptable terms or at all. In addition, many of the companies with which we compete for experienced personnel have greater financial and other resources than we do. Moreover, the employment of non-citizens may be restricted by applicable immigration laws.

If any of our current suppliers delay, interrupt, or halt supply to us we could be forced to obtain our raw materials at higher prices from alternative sources.

The principal raw materials we require for our business are (1) silicon steel, which forms the core of our transformers, (2) copper and aluminum foil and wire, which wind around the core to form the coil, and (3) cast resin and electric isolation material, which serve as the insulation medium between coils. Prevailing prices for such commodities are subject to fluctuations due to changes in supply and demand and a variety of additional factors beyond our control, such as global political and economic conditions. Historically, prices for some of these raw materials have been volatile and unpredictable, and such volatility is expected to continue. Therefore, commodity price changes may result in unexpected increases in raw material costs, and we may be unable to increase our prices to offset these increased costs without suffering reduced volumes, revenues or operating income. We do not hedge against changes in commodity prices.

We maintain at least two suppliers for each of the principal raw materials in order to enhance our ability to obtain an adequate supply of high quality, competitively-priced raw materials. We usually keep a two or three month supply of these raw materials in our inventory. In 2007, the raw materials used in our products were supplied by two principal suppliers. However, if our suppliers fail to supply these raw materials to us for any reason, including due to adverse financial developments at or affecting the supplier, and/or due to unexpected demand, labor shortages or disputes, it could have a material adverse effect on our results of operations.

Increased competition with other large and small transformer manufacturers may result in reduced prices and loss of market share.

The market for cast resin transformers is highly competitive and we expect increased competition in the future. We primarily compete with several large transformer manufacturers as well as a number of small transformer manufacturers. Most of our major competitors are partially government owned entities and some have greater name recognition and more extensive engineering, manufacturing, and marketing capabilities than we do. Our future success will largely depend on our marketing efforts and ability to expand our production capacity.

            Although price has historically not been a major factor in competing against other cast resin transformer manufacturers, it does remain a factor in competing against oil-filled transformer manufacturers and other more traditional, less expensive transformer devices. Increased competition may result in price reductions or loss of market share, which would adversely affect our business, results of operations or financial condition.

We believe that the principal competitive factors affecting the transformer market in China include, in order of significance, product reputation, product performance and safety, product quality, marketing expertise, and product price. There can be no assurance that we will be able to compete successfully in the future with existing or new competitors.

China’s accession into the World Trade Organization has gradually eased, and may continue to ease, restrictions on foreign ownership in our industry and may increase competition in the markets in which we compete.

On December 11, 2001, China officially joined the World Trade Organization, or the WTO. This has led and may continue to lead to increased foreign investment in mainland China, which may in turn increase competition and foreign participation in the markets in which we compete. As a result of China’s entry into the WTO, we may have additional competitors in China such as ABB, Siemens, and Alstom. These and other potential competitors in China and elsewhere have and may have greater financial and other resources than we do. Increased competition and foreign participation may have a material adverse effect on our financial condition and results of operations as well as our business and prospects.

If we are unable to maintain our expertise in manufacturing processes or identify new technologies as they arise we will be unable to compete successfully.

The electrical transformer industry may be subject to changing technology, evolving industry standards, emerging competition and innovative product introductions. For example, we believe that power distribution solutions for alternative energy sources, including technologies that harness wind and solar energy, hold promising opportunities for future growth. There can be no assurance that we will successfully identify new technologies as they arise and develop and bring new products and services to the market in a timely manner or that products, services or technologies developed by others will not render our products, services, or technologies noncompetitive, obsolete, or less marketable.

We may face product liability claims that may result in costly litigation and divert attention of our management.

Our business exposes us to liability risks that are inherent in the manufacturing and marketing of potentially dangerous electrical equipment. Consistent with industry practice in China, we do not currently maintain product liability insurance on our products. If a litigant were successful against us it could have an adverse effect on our business, financial condition, results of operations and liquidity. Additionally, a well-publicized actual or perceived problem could adversely affect our market reputation which could result in a decline in demand for our products.

We may be subject to trademark infringement claims by third parties that could subject us to financial liability or limit our product offerings, and our competitive position could be harmed if we are unable to protect our intellectual property.

We own the rights to the trademark “JST,” which is registered with the Trademark Bureau of the State Administration of Industry and Commerce in China. We believe that much of our success in growing sales and market share is due to our focus on providing high quality products and services. Achieving greater customer recognition of our trademark is also important to our marketing and expansion effort. However, with regard to our current trademark or any future trademarks, we cannot be sure that any one or all of the following scenarios has not occurred or will not occur, any one of which could have a material adverse effect upon us:

•	we are unable to register other names or service marks that we may consider important;

•	our currently registered trademark or any future registered trademark currently does or will violate the proprietary rights of others;

•	our trademarks are not upheld by the Chinese government or its judicial system if challenged;

•	we are prevented from using our trademarks; or

•

because enforcing our proprietary rights or defending against the ownership claims of others may be extremely costly, we may not have the financial resources necessary to enforce or defend our trademarks.

We have not protected our intellectual property rights outside of China and we cannot be certain that countries will protect proprietary rights to the same extent as do the laws of China.

We may be subject to patent infringement claims by third parties that could subject us to financial liability or limit our product offerings.

We own the rights to four Chinese utility model patent certificates and one invention application pending in China. The four Chinese utility model patent certificates covers aspects of our cast resin technology and our transformers, including coil windings. The pending invention application is directed to a triangular transformer core structure. To date, we have not filed for patent protection outside of China. The Chinese utility model patent certificates and pending application provide some protection of our technology in China, but they do not provide protection outside of China.

We currently hold a license from Schneider Electric (China) Investment Co. Ltd. (“Schneider Electric”), a leading manufacturer of circuit breakers, to the use of its breaker technology, and have developed low- and medium-voltage switchgear products from this licensing arrangement. If our arrangement with Schneider Electric may fail, or expire without renewal, we could be prevented from selling these products. We may not be able to enter into another license arrangement, or one on commercially reasonable terms, to the use of similar breaker technology or be able to redesign our product to avoid infringement. Any required modification of our products or development of new products could harm our business.

Because we are a British Virgin Islands company, you may not be able to enforce judgments against us that are obtained in United States courts.

We are incorporated under the laws of the British Virgin Islands. As a result, it may be difficult for investors to effect service of process upon us within the United States or to enforce against us judgments obtained in the United States courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States.

We have been advised by British Virgin Islands counsel that judgments of United States courts predicated upon the civil liability provisions of the federal securities laws of the United States may be difficult to enforce in British Virgin Islands courts and that there is doubt as to whether British Virgin

Islands courts will enter judgments in original actions brought in British Virgin Islands courts predicated solely upon the civil liability provisions of the federal securities laws of the United States.

Risks Related to Our Chinese Operations

We may be subject to the political, economic and other uncertainties of China, which is a socialist state controlled by the Communist Party of China.

Because we are a foreign company conducting our operations and owning assets primarily in China, our operations and assets are subject to political, economic, legal and other uncertainties which affect companies operating in China.

China is a socialist state which since 1949 has been controlled by the Communist Party of China. Changes in the top political leadership of the Chinese government may have a significant impact on policy and the political and economic environment in China. Furthermore, because economic reforms and growth in China have been more successful in some provinces than in others, the continuation or increase of these economic disparities could affect political or social stability in China.

China is considered to be a high risk nation for business and investment in the Asian region. Although China recently has permitted greater provincial and local economic autonomy and private economic activity, the government of China has exercised and continues to exercise substantial control over virtually every aspect of the Chinese economy through regulation and state ownership. Therefore, government action in the future, including any decision by the Chinese government not to continue to support the economic reform program that it commenced in the late 1970’s and the possible return of China to the more centrally-planned economy that existed prior to the economic reforms, could have a significant effect on economic conditions in China and on our operations. China’s economic reform plan was designed to bring into China foreign investment capital and technological advancements. The result of these reforms has been a move towards a more mixed economy and away from a more centrally-planned economy. The process of shifting more responsibility for various aspects of economic enterprise to local management and regional authorities continues, even though the system of Chinese socialism still involves considerable influence by the central government in economic areas of production and marketing.

The economy of China differs from most countries belonging to the Organization for Economic Co-operation and Development or OECD, in structure, government involvement, level of development, growth rate, capital reinvestment, allocation of resources, rate of inflation, and balance of payments position. China’s economy is managed in part through a series of five-year economic and social development plans, each “Five-Year Plan” is formulated by the State Council and approved by the National People’s Congress and sets the overall agricultural, industrial, financial and other economic and social development targets. In implementing each Five-Year Plan, the State Planning Commission, a commission directly under the State Council, establishes annual production and development targets, formulates and supervises the implementation of annual plans designed to achieve those targets, and approves major economic projects. Although the majority of productive assets in China are still owned by the Chinese government, in the past several years the Chinese government has implemented economic reform measures that emphasize decentralization, the utilization of market forces in the development of the Chinese economy, and the encouragement of private economic activity. Such economic reform measures may be inconsistent or ineffectual and we may not be able to capitalize on all such reforms. Further, there can be no assurance that the Chinese government will continue to pursue such policies, that such policies will be successful if pursued, that such policies will not be significantly altered from time to time or that business operations in China would not become subject to the risk of nationalization, which could result in the total loss of investments in China.

Since 1978, the Chinese government has been reforming its economic systems. Many of the reforms are unprecedented or experimental and are expected to change as the government seeks to refine and improve them. Other political, economic and social factors, such as political changes, changes in the rates of economic growth, unemployment or inflation, or the disparities in per capita wealth between regions within China, could also lead to further readjustment of the reform measures. This refining and readjustment process may not always have a positive effect on our operations. Although reforms to China’s economic system have not adversely impacted our operations in the past and are not expected to adversely impact our operations in the foreseeable future, there can be no assurance that the reforms to China’s economic system will continue or that we will not be adversely affected by changes in the China’s political, economic and social conditions and by changes in policies of the Chinese government, such as changes in laws and regulations (or the interpretations or enforcement thereof), measures which may be introduced to control ownership of Chinese businesses by non-Chinese companies or investors, control inflation, changes in the rate or method of taxation, imposition of additional restrictions on currency conversion and remittance abroad and reduction in tariff protection and other import restrictions. Our operating results may also be significantly affected by the inadequate development of an infrastructure for power plants and the potential unavailability of adequate power and water supplies, transportation, satisfactory roads, communications abilities and raw materials and parts.

The Chinese economy has experienced significant growth in recent years, but such growth has been uneven among various geographical regions and sectors of the economy. The Chinese government implemented various policies from time to time, including, but not limited to, the periods from 1989 to 1991 and again commencing in 1993, to restrain the rate of economic growth, control inflation and otherwise regulate economic expansion. Although we do not expect such policies to impact our operations, we may benefit from these types of policies or, on the other hand, more severe measures or other actions by the Chinese government not currently expected could decrease demand for our products and adversely affect our earnings.

Although we believe that the economic reform and the macroeconomic measures adopted by the Chinese government have had in general, a positive effect on the economic development of China, the future direction of these economic reforms is uncertain and the uncertainty may decrease the attractiveness of our company as an investment, which may in turn adversely affect our stock price.

Changes in China’s present policy of economic reform and economic protection for foreign investment enterprises could harm our operating results.

As part of its economic reforms, China has designated certain areas as Special Economic Zones (“SEZs”) or Economic and Technological Development Zones (“EDZs”). Foreign investment enterprises in these areas generally benefit from greater economic autonomy and advantageous tax treatment in China. The Chinese government has designated Hainan Province, where we maintain our principal executive offices and manufacturing facilities, as a SEZ. We are currently building a second manufacturing facility in an EDZ located in the city of Wuhan in Hubei Province. Although we are not aware of any pending or proposed changes in the policies or laws governing SEZs or EDZs that could have a material adverse effect on our business, financial condition and results of operations, there can be no assurance that such changes will not occur.

We are subject to government regulation and our operating results could be affected by changes in those regulations.

Our operations and assets in China are subject to significant political uncertainty. Our business, results of operations and financial condition could be adversely affected by policy changes made by the Chinese government to any of the following:

•	laws and regulations generally, or their interpretation and enforcement thereof,

•	governmental imposition of restrictive measures intended to reduce inflation, increase taxes, or reform unprofitable state-owned enterprises,

•	confiscatory or increased taxation,

•	restrictions on currency conversion and currency devaluations,

•	regulations of Chinese businesses owned by non-Chinese companies or investment in such businesses by non-Chinese investors,

•	imports, import duties, and sources of supply,

•	the expropriation of private enterprise, or

•	inadequate development of China’s infrastructure, transportation and communications.

Under its current governmental leadership, China has been pursuing economic reform policies, including the encouragement of private economic activity and greater economic decentralization. We can provide no assurance that the Chinese government will continue to pursue these policies, that these policies will be successful if pursued or will not be significantly altered without notice, or that business operations would not become subject to the risk of nationalization, which could result in the total loss of any investment in China.

Our headquarters and primary manufacturing facility are located in Hainan province, which has been designated a SEZ by the Chinese government. Our second manufacturing facility is being built in an EDZ in Wuhan, China. The National People’s Congress has delegated rulemaking authority to the State Council and the State Administration of Taxation. Local governments may continue to offer tax incentives to attract investment. For Hainan Jinpan, the applicable corporate income tax rate is 18% for fiscal year 2008. This rate will increase by increments of 2% per year, on average, until the tax rate reaches 25% in 2012. Presently, we enjoy preferential tax treatment in Wuhan. Wuhan Jinpan will not be subject to corporate income tax for 2008 and 2009. From 2010 to 2012, the corporate income tax applicable to Wuhan Jinpan would be half of the prevailing rate. We cannot assure you that the Chinese government will continue to offer preferential tax treatment to foreign funded companies operating out of SEZs and EDZs.

The Chinese government regulates the import into China of various raw materials and also taxes some types of imported capital equipment, which may affect our operations. The approval of imports by the Chinese government is based to some extent on the lack of qualified domestically-produced products and on its strategic plans for the development of local Chinese industries. We can provide no assurance that China’s policies will continue to allow raw materials needed by our operations to be imported into China or will not impose import fees, which may raise the cost of raw materials or capital equipment used in our operations. The imposition of any of these costs could have a material adverse effect on our business, results of operations, and financial condition.

Despite continued economic reforms, we cannot assure you that the Chinese economy, upon which our products rely for growth, will continue to grow as it recently has done.

China has operated a centrally-planned economy since 1949. Since 1978, China has implemented a series of economic reform programs in an effort to revitalize its economy and improve living standards,

including the implementation of policies designed to attract foreign investment and technology. Based on figures published by the National Bureau of Statistics of China (“NBS”), China’s GDP grew at an average annual rate of 20% from 1978 to 2006. According to NBS, China’s GDP in 2007 was 24.66 trillion RMB, an increase of 11.40% over the previous year. 2007 marked the fifth consecutive year that China’s GDP recorded double digit growth. NBS data show that China’s GDP in 2003, 2004, 2005, and 2006 grew by 11.40%, 15.00%, 13.00%, and 12.80% respectively. There is no assurance that the Chinese economy will continue to grow at such rates and if it fails to do so our business may be adversely affected.

Despite recent reforms, we may be adversely affected by China’s unsophisticated legal system and it may be difficult to enforce our legal rights under Chinese law and for third parties to enforce the laws of the United States or any other state in China.

China’s legal system is a civil law system, which is based on written statutes, and court decisions do not carry precedential value. China does not have a well-developed, consolidated body of laws governing corporations in general or foreign investment enterprises in particular. As a result, the administration of laws and regulations by government agencies may be subject to considerable discretion in individual cases. As China’s legal system develops, we, like other foreign business entities, may be adversely affected by new laws, changes to existing laws (or new interpretations or enforcement of the laws) and preemption of provincial or local laws by national laws. In addition, in circumstances where adequate laws do exist, it still may not be possible for us to obtain swift and equitable enforcement of our legal rights under Chinese law.

Moreover, because certain directors and officers are non-residents of the United States, it may be difficult for investors to affect service of process upon these non-residents in the United States or to enforce United States judgments against them in China’s courts. There is uncertainty as to whether China’s courts would enforce:

•	judgments of U.S. courts obtained against us or these non-resident directors and officers based on the civil liability provisions of the securities laws of the United States or any state; or

•

in original actions brought in the People’s Republic of China, liabilities against us or these non-resident directors and officers predicated upon the securities laws of the United States or any state.

Also, since a majority or our assets are located in China, it may be difficult for an investor who obtains a judgment in the United States or another state to enforce such foreign judgment in China. Such judgment may be further limited by applicable bankruptcy, insolvency, liquidation, arrangement, moratorium or similar laws relating to or affecting creditors' rights generally and will be subject to a statutory limitation of time within which proceedings may be brought.

Our facilities are subject to Chinese environmental regulations that expose us to potential liability.

Environmental protection in China is regulated in accordance with the Environmental Protection Law of the People’s Republic of China, which became effective on December 26, 1989. This law sets national standards for environmental quality and monitoring as well as for the utilization of natural resources and the reduction of pollution. As a manufacturer, we are subject to annual inspections. We have passed our most recent inspection and believe that we are in material compliance with applicable environmental laws. In September 2000, we also obtained ISO 14001 certification from the Environmental Management Certification Center for the Machinery Industry.

The expansion of our operations internationally may be adversely affected by economic, political, legal and other uncertainties of some foreign countries.

Although we sell products to customers based principally in China, we are doing business in the U.S. and seek to do business in other countries as well. In the future, our operations and sales outside of China may be affected by the following risks, which may adversely affect companies operating in China and Chinese companies doing business outside of China:

•	political and economic risks, including political instability,

•	currency controls and exchange rate fluctuations,

•	regulations of Chinese businesses owned by non-Chinese companies or investment in such businesses by non-Chinese investors

•	changes in import/export regulations, tariff and freight rates, and

•	various forms of protectionist trade legislation which currently exist or have been proposed in some foreign countries.

We receive our revenues in Renminbi, which experiences volatility in its exchange rates to certain foreign currencies and may adversely affect our financial performance.

We receive almost all of our revenues in Renminbi. The Chinese government imposes control over our foreign currency reserves in part through direct regulation of the conversion of Renminbi into foreign currency and through restrictions on foreign imports. As a result, Renminbi is not freely convertible into foreign currencies. The Renminbi exchange rate to some other currencies can also be volatile. Yet, we are required to meet foreign currency obligations such as for future purchases of certain equipment and raw materials from Germany. As a result, we face two risks: first, where our revenues are translated into other currencies, the translated revenue may reflect volatility due to the volatility of each rate; and second, we may face higher than anticipated costs for purchases which are required to be made in other currencies.

Effective as of December 1, 1996, Renminbi has become fully convertible for all current account transactions. Foreign currency, which is required for current account transactions, can be bought freely at authorized Chinese banks, so long as the procedural requirements prescribed by law are met. Payment of dividends to foreign investors holding equity interests in Chinese companies, including Foreign Investment Enterprises such as Hainan Jinpan, Jinpan China, is considered a current account transaction. At the same time, Chinese companies are also required to sell their foreign exchange earnings to authorized Chinese banks. Purchase of foreign currency for capital account transactions still requires prior approval of the State Administration for Foreign Exchange.

Exchange rate fluctuations may adversely affect our financial performance because of our foreign currency denominated liabilities and may materially adversely affect the value, translated or converted as applicable into United States dollars, of our net fixed assets, our earnings and our declared dividends. We currently do not engage in any hedging activities in order to minimize the effect of exchange rate risks.

Future inflation in China may inhibit economic activity in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation. During the past ten years, the rate of inflation in China has been as high as 20.7% and China has experienced deflation as low as minus 2.2%. These factors have led the Chinese government to adopt, from time to time, various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation.

According to the National Development and Reform Commission of China, in 2007, the general level of consumer prices in China was up by 4.8% over the previous year. Of this total, the prices for food items were up 12.3%. The retail prices of commodities were up by 3.8%, while the producers’ prices for manufactured goods increased by 3.1%, and the purchasing prices for raw materials, fuels and power went up by 4.4%. The prices for investment in fixed assets were up 3.9%. Producers’ prices of farm products were up by 18.5%. The sales prices for housing in 70 large and medium cities were up by 7.6%.

High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby adversely affect the market for our products.

Any future outbreak of severe acute respiratory syndrome, avian flu or similar adverse public health developments in China may have a material adverse effect on our financial condition and results of operations.

In late 2002 and the first half of 2003, China and certain other countries and regions experienced an outbreak of severe acute respiratory syndrome, or SARS. On July 5, 2003, the World Health Organization declared that the SARS outbreak had been contained. Moreover, certain countries and regions, including China, have recently encountered incidents of the H5N1 strain of bird flu, or avian flu. We are unable to predict the effect, if any, that avian flu may have on our business. In particular, any future outbreak of SARS, avian flu or similar adverse public health developments may, among other things, significantly disrupt our ability to adequately staff our business, and may generally disrupt our operations. Furthermore, an outbreak may severely restrict the level of economic activity in affected areas, which may in turn materially and adversely affect our business and prospects. As a result, any future outbreak of SARS, avian flu or similar adverse public health developments may have a material adverse effect on our financial condition and results of operations.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to Penalties and other adverse consequences.

We are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies and certain non-U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in China and other foreign countries. We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

We may have difficulty in establishing adequate management, legal and financial controls in China.

Chinese companies have in some cases, been resistant to the adoption of Western styles of management and financial reporting concepts and practices, which include sufficient corporate governance, internal controls and, computer, financial and other control systems. In addition, we may have difficulty in hiring and retaining a sufficient number of qualified employees to work in China. As a result of these factors, we may experience difficulties in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards with respect to future acquisitions. Therefore, we may, in turn, experience difficulties in implementing and maintaining adequate internal controls. Any such deficiencies, weaknesses or lack of compliance could have an adverse effect on our business.

Risks Relating to Our Common Shares

We may experience volatility in our share price, which could negatively affect your investment, and you may not be able to resell your shares at or above the price you paid for them.

The market price of our common shares may fluctuate significantly in response to a number of factors, some of which are beyond our control, including:

•	quarterly variations in operating results;

•	changes in financial estimates by securities analysts;

•	changes in market valuations of other similar companies;

•	announcements by us or our competitors of new products or of significant technical innovations, contracts, acquisitions, strategic partnerships or joint ventures;

•	additions or departures of key personnel;

•	any deviations in net sales or in losses from levels expected by securities analysts; and

•	future sales of common shares.

In addition, the stock market has recently experienced extreme volatility that has often been unrelated to the performance of particular companies. These market fluctuations may cause our stock price to fall regardless of our performance.

Shares eligible for future sale may depress our stock price.

As of December 31, 2007, we had 8,186,617 common shares outstanding, of which 2,776,912 shares were held by affiliates and, in addition, 151,250 common shares were subject to outstanding options granted under our stock option plan, of which 151,250 shares were vested as of December 31, 2007.

All of the common shares held by our affiliates are restricted or control securities eligible for resale under Rule 144 promulgated under the Securities Act. The common shares issuable upon exercise of the stock options have been registered under the Securities Act. Sales of common shares under Rule 144 or another exemption under the Securities Act or pursuant to a registration statement could have a material adverse effect on the price of our common shares and could impair our ability to raise additional capital through the sale of equity securities.

Future issuance of additional common shares could cause dilution of ownership interests and adversely affect our stock price.

We may in the future issue our previously authorized and unissued securities, resulting in the dilution of the ownership interests of our shareholders. We are currently authorized to issue 20,000,000 common shares. The potential issuance of such additional common shares may create downward pressure on the trading price of our common shares. We may also issue additional common shares or other securities that are convertible into or exercisable for common shares for capital-raising or other business purposes.

Future sales of substantial amounts of common shares, or the perception that sales could occur, could have a material adverse effect on the price of our common shares.

Because we are a British Virgin Islands company, your rights as a shareholder may be less clearly established as compared to the rights of shareholders of companies incorporated in other jurisdictions.

Our corporate affairs are governed by our memorandum of association and articles of association and by the BVI Business Companies Act, 2004. Principles of law relating to such matters as the validity of corporate procedures, the fiduciary duties of management and the rights of our shareholders may differ from those that would apply if we were incorporated in the United States or another jurisdiction. The rights of shareholders under British Virgin Islands law are not as clearly established as are the rights of shareholders in many other jurisdictions. Under British Virgin Islands corporate law, we may negate or modify the three basic rights of shareholders (the right to vote, the right to an equal share in any dividend paid and the right to an equal share in any distribution of our surplus assets). Thus, our shareholders may have more difficulty protecting their interests in the face of actions by our board of directors or our controlling shareholder than they would have as shareholders of a company incorporated in another jurisdiction.

We may not continue to pay cash dividends in the future.

We cannot assure that we will continue to pay cash dividends or if we do, that we will do so at the current rate. We may elect at any time to retain all future earnings for use in the operation of our business and to fund future growth. Any future cash dividends will depend upon our results of operations, financial condition, cash requirements, the availability of a surplus and other factors.

We may be or become a passive foreign investment company, which could result in adverse U.S. federal income tax consequences to U.S. investors.

We may be classified as a passive foreign investment company, or PFIC, by the U.S. Internal Revenue Service for U.S. federal income tax purposes. Such characterization could result in adverse U.S. federal income tax consequences to you if you are a U.S. investor. For example, U.S. investors who owned our common shares during any taxable year in which we were a PFIC generally are subject to increased U.S. tax liabilities and reporting requirements for that taxable year and all succeeding years, regardless of whether we actually continue to be a PFIC, although a shareholder election to terminate such deemed PFIC status may be available in certain circumstances. The same adverse U.S. federal income tax consequences will apply to U.S. investors who acquire our common shares during the current taxable year of 2008 or any subsequent taxable year if we are treated as a PFIC for that taxable year.

The determination of whether or not we are a PFIC is made on an annual basis and depends on the composition of our income and assets, including goodwill, from time to time. Specifically, we will be classified as a PFIC for U.S. tax purposes for a taxable year if either (a) 75% or more of our gross income for such taxable year is passive income, or (b) 50% or more of the average percentage of our assets during such taxable year either produce passive income or are held for the production of passive income. For such purposes, if we directly or indirectly own 25% or more of the shares of another corporation, we will be treated as if we (a) held directly a proportionate share of the other corporation’s assets, and (b) received directly a proportionate share of the other corporation’s income.

USE OF PROCEEDS

Unless otherwise indicated in the accompanying prospectus supplement, the net proceeds from the offering of the securities will be used to support the development and expansion of our business and to strengthen further our capital base. That development and expansion may occur through the development of existing operations, the establishment of new subsidiaries or acquisitions if suitable opportunities should arise. We may temporarily invest the net proceeds we receive from any offering of securities or use the net proceeds to repay short-term debt until we can use them for their stated purposes.

CAPITALIZATION

You should read this table in conjunction with our consolidated financial statements, the related notes and “Operating and Financial Review and Prospects” included in our Annual Report on Form 20-F for the year ended December 31, 2007, which is incorporated by reference herein.

Since January 1, 2005, we have not issued any shares for consideration other than cash.

The following table sets forth our capitalization as of December 31, 2007:

As of December 31, 2007
(In thousands, except
per share data)
Debt	$38,529
Shareholders’ Equity
Common Shares, $0.009 par value per share, 20,000,000 shares authorized; 8,186,617 issued and outstanding	73
Common Stock- Warrants	854
Preferred shares $0.01 par value per share, 10,000,000 shares authorized; no shares issued and outstanding	-
Additional paid-in capital	33,938
Reserves	3,906
Retained Earnings	39,659
Accumulated other comprehensive loss	5,102
Less: Treasury Shares at cost	(789)
Total shareholders’ equity	82,743
Total capitalization	$121,272

RATIO OF EARNINGS TO FIXED CHARGES

The following table contains our consolidated ratio of earnings to fixed charges for the periods indicated. You should read these ratios in connection with our consolidated financial statements, including the notes to those statements, incorporated by reference in this prospectus.

	Year Ended December 31,					Three Months Ended March 31,
	2003	2004	2005	2006	2007	2008
Ratio of earnings to fixed charges	0.96%	1.07%	2.74%	2.7%	2.44%	5.64%

Earnings consist of income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expenses and amortization of deferred financing fees.

EXCHANGE RATE INFORMATION

We prepare our financial statements in accordance with U.S. GAAP, however, the monetary unit used in the financial statements is Renminbi Yuan, referred to in the financial statements as “RMB” or “Renminbi,” the lawful currency of the People’s Republic of China. For the reader’s convenience, some financial information was converted from Renminbi into U.S. Dollars, referred to herein as “US$”.

The dollar amounts reflected in these conversions should not be construed as representing amounts that can actually be received or paid or convertible into dollars (unless otherwise indicated), nor do such conversions mean that the Renminbi amounts (i) actually represent the corresponding dollar amounts stated, or (ii) can be converted into dollars at the assumed rate.

The following table sets forth information concerning exchange rates between the RMB and the U.S. dollar for the periods indicated based on the noon buying rate in The City of New York for cable transfers of Renminbi as certified for customs purposes by the Federal Reserve Bank of New York.

	Noon Buying Rate
Period	Period End	Average (1)	Low	High
	(RMB per $1.00)

2002	8.2800	8.2770	8.2800	8.2669
2003	8.2767	8.2772	8.2800	8.2765
2004	8.2765	8.2768	8.2771	8.2765
2005	8.0702	8.1826	8.2765	8.0702
2006	7.8041	7.9579	8.0702	7.8041
2007	7.2946	7.5906	7.2946	7.7714
January 2008	7.1818	7.2405	7.1818	7.2946
February 2008	7.1115	7.1644	7.1100	7.1973
March 2008	7.0120	7.0722	7.1110	7.0105
April 2008	6.9870	6.9997	6.9840	7.0185
May 2008	6.9400	6.9377	7.0000	6.9377
June 2008 (through June 17)	6.8954	6.9212	6.8911	6.9212

(1)	Annual averages are calculated from month-end rates. Monthly averages are calculated using the average of the daily rates during the relevant period.

DESCRIPTION OF DEBT SECURITIES

The following description of debt securities sets forth certain general terms and provisions of the debt securities to which this prospectus and any prospectus supplement may relate. The particular terms of any series of debt securities and the extent to which the general provisions may apply to a particular series of debt securities will be described in a prospectus supplement relating to that series. The debt securities will be issued under one or more separate indentures between us, any guarantors and a trustee to be named in the prospectus supplement. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. Together the senior indenture and the subordinated indenture are called indentures.

Because we have included only a summary of the indenture terms, you must read the indentures in full to understand every detail of the terms of the debt securities. The summary is not complete. The forms of the indentures have been filed as exhibits to the registration statement to which this prospectus relates and you should read the indentures for provisions that may be important to you.

As used in this section of the prospectus and under the caption “Description of Common Shares,” the terms “we,” “our” and “us” mean Jinpan International Limited only, and not its subsidiaries.

General

Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be our direct, unsecured obligations. The senior debt securities will rank equally with all of our other senior and unsubordinated debt. The subordinated debt securities will have a junior position to certain of our debt, as described in the subordinated securities themselves or under the supplemental indenture under which they are issued.

We conduct some of our operations through our subsidiaries. To the extent of such operations, holders of debt securities will have a position junior to the prior claims of creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities and guarantee holders, and any preferred shareholders, except to the extent that we may ourself be a creditor with recognized and unsubordinated claims against any subsidiary.

If specified in the prospectus supplement, the debt securities will be general obligations of our subsidiaries that execute subsidiary guarantees. Unless otherwise specified in the prospectus supplement, such subsidiary guarantees will be unsecured obligations. See “- Subsidiary Guarantees.”

A prospectus supplement and a supplemental indenture relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title and type of the debt securities;

•	any limit upon the total principal amount of the debt securities;

•	the dates on which the principal and premium (if any) of the debt securities will be payable;

•	the interest rate or rates, or the method of determination thereof, that the debt securities will bear and the interest payment dates for the debt securities;

•	places where payments of the principal, premium, if any, and interest may be made on the debt securities;

•	any optional redemption periods;

•	any subordination and the terms thereof;

•	any sinking fund, amortization or other provisions that would obligate us to redeem, repurchase or repay some or all of the debt securities;

•

if other than US dollars, the currency or currencies, or the form of other securities or property in which principal of (and premium, if any) and/or interest on the debt securities will or may be payable;

•	any index or other method used to determine the amount of payment of principal of (and premium, if any) and/or interest on the debt securities;

•	whether any portion of the principal amount of such debt securities is payable upon declaration of the acceleration of the maturity thereof;

•	any additional means of defeasance or satisfaction or discharge of the debt securities;

•	whether our subsidiaries will provide guarantees of the debt securities, and the terms of any subordination of such guarantee;

•	whether the debt securities will be secured or unsecured;

•	any deletions, modifications, or additions to the events of default or covenants pertaining to the debt securities or made for the benefit of the holders thereof;

•	whether the debt securities will be convertible or exchangeable and, if so, the provisions regarding convertibility or exchangeability of the debt securities;

•	whether the debt securities will be subject to certain optional interest rate reset provisions;

•	whether the debt securities will be issued as a global debt security and, in that case, the identity of the depository for the debt securities; and

•	any other terms of the debt securities.

Neither of the indentures limits the amount of debt securities that may be issued. Each indenture allows debt securities to be issued up to the principal amount that may be authorized by us and may be in any currency or currency unit designated by us.

Debt securities of a series may be issued in registered, bearer, coupon or global form. The prospectus supplement for each series of debt securities will state whether the debt securities will be issued in registered form and whether the debt securities will be in denominations other than $1,000 each or multiples thereof.

Original Issue Discount

One or more series of debt securities offered by this prospectus may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. The federal income tax consequences and special considerations applicable to any series of debt securities generally will be described in the applicable prospectus supplement.

Subsidiary Guarantees

Our payment obligations under any series of the debt securities may be jointly and severally guaranteed by one or more of our subsidiaries. If a series of debt securities is so guaranteed by any of our subsidiaries, such subsidiaries will execute a supplemental indenture or notation of guarantee as further evidence of their guarantee. The applicable prospectus supplement will describe the terms of any guarantee by our subsidiaries.

The obligations of each subsidiary under its subsidiary guarantee may be limited to the maximum amount that will not result in such guarantee obligations constituting a fraudulent conveyance or fraudulent transfer under federal or state law, after giving effect to all other contingent and fixed liabilities of that subsidiary and any collections from or payments made by or on behalf of any other subsidiary guarantor in respect to its obligations under its subsidiary guarantee.

Each indenture may restrict consolidations or mergers with or into a subsidiary guarantor or provide for the release of a subsidiary from a subsidiary guarantee, as set forth in a related prospectus supplement, the applicable indenture, and any applicable related supplemental indenture.

If a series of debt securities is guaranteed by our subsidiaries and is designated as subordinate to our senior debt, then the guarantee by those subsidiaries will be subordinated to their senior debt and will be subordinated to any guarantees by those subsidiaries of our senior debt. See “- Subordination.”

Subordination

Under the subordinated indenture, payment of the principal, interest and any premium on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of any debt specified in the applicable prospectus supplement and supplemental indenture as being senior to the subordinated debt.

Consolidation, Merger or Sale

The indentures generally permit a consolidation or merger between us and another entity. They also permit the sale by us of all or substantially all of our property and assets. If this happens, the remaining or acquiring entity shall assume all of our responsibilities and liabilities under the indentures, including the payment of all amounts due on the debt securities and performance of the covenants in the indentures. However, we will consolidate or merge with or into any other entity or sell all or substantially all of our assets only according to the terms and conditions of the indentures. The remaining or acquiring entity will be substituted for us in the indentures with the same effect as if it had been an original party to the indentures. Thereafter, the successor entity may exercise our rights and powers under any indenture, in our name or in its own name. Any act or proceeding required or permitted to be done by our board of directors or any of our officers may be done by the board or officers of the successor entity. If we sell all or substantially all of our assets, upon compliance with these provisions, we shall be released from all our liabilities and obligations under any indenture and under the debt securities.

Modification of the Indenture

We and the trustee may modify the indenture with respect to the debt securities of any series, with or without the consent of the holders of debt securities, under certain circumstances to be described in a prospectus supplement.

Events of Default

Each of the indentures defines an event of default with respect to debt securities of any series as any of the following events:

•	failure to pay interest on any debt security for 30 days after it is due;

•	failure to pay the principal of or premium, if any, on any debt security when due;

•	failure to deposit any sinking fund payment for 30 days after it is due;

•	failure to perform any other covenant in the indenture that continues for 60 days after being given written notice;

•	certain events of bankruptcy, insolvency or reorganization; or

•	any other event of default included in any indenture or supplemental indenture.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest) if it considers such withholding of notice to be in the best interests of the holders.

If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If an event of default occurs and is continuing with respect to all series of debt securities as a result of a failure to perform a covenant applicable to all securities or because of bankruptcy, insolvency or reorganization, the trustee or the holders of at least 25% in aggregate principal amount of all of the debt securities may declare the entire principal of all the debt securities to be due and payable immediately. If either of these events occurs, subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series (or of the debt securities of all series, as the case may be) can void the declaration. There is no automatic acceleration, even in the event of bankruptcy, insolvency or reorganization.

Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under any indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

Covenants

Under the indentures, we will:

•	pay the principal of, and interest and any premium on, the debt securities when due;

•	maintain a place of payment;

•	deliver to the trustee copies of the annual reports and of the information, documents and other reports which we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act;

•	not claim or take the benefit of any stay, extension or usury law which may affect the covenants or the performance of the indentures;

•	keep in full force and effect the Company’s corporate existence:

•	deliver a report to the trustee at the end of each fiscal year reviewing our obligations under the indentures; and

•	deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium.

Conversion or Exchange Rights

If debt securities of any series are convertible or exchangeable, the applicable prospectus supplement will specify:

•	the type of securities into which they may be converted or exchanged;

•	the conversion price or exchange ratio, or its method of calculation;

•	whether conversion or exchange is mandatory or at the holder’s election;

•	how and when the conversion price or exchange ratio may be adjusted; and

•	any other important terms concerning the conversion or exchange rights.

Payment and Transfer

Principal, interest and any premium on fully registered securities will be paid at designated places. Payment will be made by check mailed to the persons in whose names the debt securities are registered on days specified in the indentures or any prospectus supplement. Debt securities payments in other forms will be paid at a place designated by us and specified in a prospectus supplement.

Fully registered securities may be transferred or exchanged at the corporate trust office of the trustee or at any other office or agency maintained by us for such purposes without the payment of any service charge except for any tax or governmental charge.

Global Securities

Certain series of the debt securities may be issued as permanent global debt securities to be deposited with a depositary with respect to that series. Unless otherwise indicated in the prospectus supplement, the following is a summary of the depository arrangements applicable to debt securities issued in permanent global form and for which The Depositary Trust Company (“DTC”) acts as depositary.

Each global debt security will be deposited with, or on behalf of, DTC, as depositary, or its nominee and registered in the name of a nominee of DTC. Except under the limited circumstances described below, global debt securities are not exchangeable for definitive certificated debt securities.

Ownership of beneficial interests in a global debt security is limited to institutions that have accounts with DTC or its nominee (“participants”) or persons that may hold interests through participants. In addition, ownership of beneficial interests by participants in a global debt security will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee for a global debt security. Ownership of beneficial interests in a global debt security by persons that hold through participants will be evidenced only by, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant. DTC has no knowledge of the actual beneficial owners of the debt securities. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global debt security.

Payment of principal of, and interest on, debt securities represented by a global debt security registered in the name of or held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global debt security representing those debt securities. We have been advised by DTC that upon receipt of any payment of principal of, or interest on, a global debt security, DTC will immediately credit accounts of participants on its book-entry registration and transfer system with payments in amounts proportionate to their respective beneficial interests in the principal amount of that global debt security as shown in the records of DTC. Payments by participants to owners of beneficial interests in a global debt security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

Neither we, any trustee nor any of our respective agents will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of, beneficial interests in a permanent global debt security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.

A global debt security is exchangeable for definitive debt securities registered in the name of, and a transfer of a global debt security may be registered to, any person other than DTC or its nominee, only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for that global debt security or at any time DTC ceases to be registered under the Securities Exchange Act of 1934;

•	we determine in our discretion that the global debt security shall be exchangeable for definitive debt securities in registered form; or

•	there shall have occurred and be continuing an event of default or an event which, with notice or the lapse of time or both, would constitute an event of default under the debt securities.

Any global debt security that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive debt securities in registered form, of like tenor and of an equal aggregate principal amount as the global debt security, in denominations specified in the applicable prospectus supplement (if other than $1,000 and integral multiples of $1,000). The definitive debt securities will be registered by the registrar in the name or names instructed by DTC. We expect that these instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global debt security.

Except as provided above, owners of the beneficial interests in a global debt security will not be entitled to receive physical delivery of debt securities in definitive form and will not be considered the holders of debt securities for any purpose under the indentures. No global debt security shall be exchangeable except for another global debt security of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, each person owning a beneficial interest in a global debt security must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the global debt security or the indentures.

We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global debt security desires to give or take any action that a holder is entitled to give or take under the debt securities or the indentures, DTC would authorize the participants holding the relevant beneficial interests to give or take that action, and those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

DTC has advised us that DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Securities Exchange Act of 1934. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in those securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the Financial Industry Regulatory Authority. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

Defeasance

We will be discharged from our obligations on the debt securities of any series at any time if we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series. If this happens, the holders of the debt securities of the series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

            We must also obtain an opinion of counsel to the effect that as a result of the defeasance, holders of that series of debt securities will not recognize income, gain or loss for federal income tax purposes and will be subject to federal income tax on the same amount, in the same manner and at the same time as would have been the case if such defeasance had not occurred.

Concerning the Trustee

We will provide the name of the trustee in any prospectus supplement related to the issuance of debt securities and we will also provide certain other information related to the trustee, including describing any relationship we have with the trustee, in such prospectus supplement.

Governing Law

Each indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

Notices

Notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the security register.

DESCRIPTION OF COMMON SHARES

Common Shares

Our authorized capital includes 20,000,000 common shares, par value $0.009 per share, of which 8,186,617 are issued and outstanding. All of our outstanding common shares are duly authorized, validly issued, fully paid and nonassessable. Under British Virgin Islands law, any person may freely hold, vote and transfer our common shares. Holders of our common shares have no preemptive rights to purchase any additional, unissued shares of our common shares.

Dividends. Holders of our common shares are entitled to receive dividends if and when declared by our board of directors out of funds legally available under British Virgin Islands law.

Liquidation. All of our common shares are equal to each other with respect to liquidation and dividend rights. In the event of the liquidation of the Company, all assets available for distribution to the holders of our common shares are distributable among them according to their respective share holdings.

Voting. Holders of our common shares are entitled to one vote for each share held of record on all matters to be voted upon by the shareholders, including the election of directors. Holders of our common shares do not have cumulative voting rights in the election of directors.

While British Virgin Islands law permits a shareholder of a British Virgin Islands company to sue its directors derivatively (i.e., in the name of and for the benefit of the Company) and to sue the Company and its directors for his benefit and the benefit of others similarly situated, the circumstances in which any such action may be brought, and the procedures and defenses that may be available in respect of any such action, may result in the rights of shareholders of a British Virgin Islands company being more limited than those rights of shareholders of a company organized in the United States.

Exchange Controls and Other Limitations Affecting Security Holders

There are no exchange control restrictions on payment of dividends on our common shares in the British Virgin Islands. Other jurisdictions in which we conduct operations may have various exchange controls. Dividend distribution and repatriation by Hainan Jinpan is regulated by China’s laws and regulations. To date, these controls have not had and are not expected to have a material impact on our financial results. There are no British Virgin Islands laws which impose foreign exchange controls on us or that affect the payment of dividends, interest or other payments to nonresident holders of our common shares. British Virgin Islands law and our Memorandum and Articles of Association impose no limitations on the right of nonresident or foreign owners to hold or vote our common shares.

TAX CONSIDERATIONS

A summary of any material United States federal income tax consequences, material British Virgin Islands income tax consequences and material Chinese income tax consequences to persons investing in the securities offered by this prospectus will be set forth in an applicable prospectus supplement. The summary will be presented for information purposes only, however, and will not be intended as legal or tax advice to prospective purchasers. Prospective purchasers of securities are urged to consult their own tax advisors prior to any acquisition of securities.

PLAN OF DISTRIBUTION

Initial Offering and Issue of Securities

We may issue all or part of the securities from time to time, in terms determined at that time, through underwriters, dealers and/or agents, directly to purchasers or through a combination of any of these methods. We will set forth in the applicable prospectus supplement:

▪	the terms of the offering of the securities;

▪	the names of any underwriters, dealers or agents involved in the sale of the securities;

▪	the principal amount or number of securities any underwriters will subscribe for;

▪	any delayed delivery arrangements;

▪	any applicable underwriting commissions or discounts or other items constituting underwriter’s compensation;

▪	any initial public offering price;

▪	any discounts or concessions allowed or reallowed or paid to dealers; and

▪	any commissions paid to agents.

Sales Through Underwriters or Dealers

If we use underwriters in the sale, they will acquire the securities for their own account and they may effect distribution of the securities from time to time in one or more transactions. These transactions may be at a fixed price or prices, which they may change, or at prevailing market prices, or related to prevailing market prices, or at negotiated prices. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or underwriters without a syndicate. Unless the applicable prospectus supplement specifies otherwise, the underwriters’ obligations to subscribe for the securities will depend on certain conditions being satisfied. If the conditions are satisfied, the underwriters will be obligated to subscribe for all of the securities of the series, if they subscribe for any of them. The initial public offering price of any securities and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time.

If we use dealers in the issue, unless the applicable prospectus supplement specifies otherwise, we will issue the securities to the dealers as principals. The dealers may then sell the securities to the public at varying prices that the dealers will determine at the time of sale.

Sales Through Agents and Direct Sales

We may also issue securities through agents we designate from time to time, or we may issue securities directly. The applicable prospectus supplement will name any agent involved in the offering and issue of the securities, and will also set forth any compensation or commissions that we will pay. Unless the applicable prospectus supplement indicates otherwise, any agent will be acting on a best efforts basis for the period of its appointment. Agents through whom we issue securities may enter into arrangements with other institutions with respect to the distribution of the securities, and those institutions may share in the commissions, discounts or other compensation received by our agents, may be compensated separately and may also receive commissions from the purchasers for whom they may act as agents.

General Information

In connection with the issue of securities, underwriters may receive compensation from us or from subscribers of securities for whom they may act as agents. Compensation may be in the form of discounts, concessions or commissions. Underwriters may sell securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters. Dealers may also receive commissions from the subscribers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of securities may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the sale of securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. The prospectus supplement will identify any underwriter or agent, and describe any compensation that we provide.

If the applicable prospectus supplement so indicates, we will authorize underwriters, dealers or agents to solicit offers to subscribe the securities from institutional investors. In this case, the prospectus supplement will also indicate on what date payment and delivery will be made. There may be a minimum amount which an institutional investor may subscribe, or a minimum portion of the aggregate principal amount of the securities which may be issued by this type of arrangement. Institutional investors may include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and any other institutions we may approve. The subscribers’ obligations under delayed delivery and payment arrangements will not be subject to any conditions; however, the institutional investors’ subscription of particular securities must not at the time of delivery be prohibited under the laws of any relevant jurisdiction in respect, either of the validity of the arrangements, or the performance by us or the institutional investors under the arrangements.

We may enter into agreements with the underwriters, dealers and agents who participate in the distribution of the securities that may fully or partially indemnify them against some civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with, or perform services for us.

Each series of securities offered by this prospectus may be a new issue of securities with no established trading market. Any underwriters to whom securities offered by this prospectus are sold by us for public offering and sale may make a market in the securities offered by this prospectus, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any securities offered by this prospectus.

Representatives of the underwriters through whom our securities are sold for public offering and sale may engage in over-allotment, stabilizing transactions, syndicate short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the offered securities so long as the stabilizing bids do not exceed a specified maximum.

Syndicate covering transactions involve purchases of the offered securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representative of the underwriters to reclaim a selling concession from a syndicate member when the offered securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on a national securities exchange and, if commenced, may be discontinued at any time. Underwriters, dealers and agents may be customers of, engage in transactions with or perform services for, us and our subsidiaries in the ordinary course of business.

WHERE YOU CAN FIND MORE INFORMATION

Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and copy charges. Also, using our website, http://www.jstusa.net, you can access electronic copies of documents we file with the SEC, including the registration statement of which this prospectus is a part, our annual reports on Form 20-F and our current reports on Form 6-K, and any amendments to those reports. Information on our website is not incorporated by reference in this prospectus. You may also request a copy of those filings, excluding exhibits, at no cost by writing, emailing or telephoning our principal executive office, which is c/o Hainan Jinpan Electric Company, Ltd, Section D-2, No. 100 Nanhai Avenue, Jinpan Development Area, Haikou, Hainan PRC.

We have filed with the SEC a registration statement under the Securities Act of 1933, as amended, that registers the distribution of these securities. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can get a copy of the registration statement, at prescribed rates, from the SEC at the address listed above.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference documents we file with the SEC, which means that we can disclose information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and certain later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

•	Our Annual Report on Form 20-F for the year ended December 31, 2007.

All annual reports we file with the SEC pursuant to the Securities Exchange Act of 1934 on Form 20-F after the date of this prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing of such documents. We may incorporate by reference any Form 6-K subsequently submitted to the SEC by identifying in such Form 6-K that it is being incorporated by reference into this prospectus.

We shall undertake to provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of any such person to us, a copy of any or all of the documents referred to above that have been or may be incorporated into this prospectus by reference, including exhibits to such documents, unless such exhibits are specifically incorporated by reference to such documents. Requests for such copies should be directed to c/o Jinpan International (USA) Ltd., 560 Sylvan Avenue, 3rd Floor, Englewood Cliffs, NJ 07632, Yuqing Jing, telephone (201) 227-0680.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. This prospectus is an offer to sell or to buy only the securities referred to in this prospectus, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or any prospectus supplement is current only as of the date on the front page of those documents. Also, you should not assume that there has been no change in our affairs since the date of this prospectus or any applicable prospectus supplement.

As a foreign private issuer, we are exempt from the rules under the Exchange Act that prescribe the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. We are not currently required under the Exchange Act to publish financial statements as frequently or as promptly as are United States companies subject to the Exchange Act. We will, however, continue to furnish our shareholders with annual reports containing audited financial statements and will issue quarterly press releases containing unaudited results of operations as well as such other reports as may from time to time be authorized by our board of directors or as may be otherwise required.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Conyers Dill & Pearman, British Virgin Islands. If counsel for any underwriter, dealer or agent passes on legal matters in connection with an offering made by this prospectus, we will name that counsel in the prospectus supplement relating to the offering.

EXPERTS

Our consolidated financial statements as of December 31, 2007 and December 31, 2006, and for the three years ended December 31, 2007, included in our Form 20-F filed June 20, 2008 and incorporated by reference in this prospectus, have been audited by Grant Thornton, Hong Kong, independent registered public accounting firm, as set forth in their report thereon incorporated herein by reference. The financial statements referred to above are included in reliance on such reports given on the authority of such firms as experts in auditing and accounting. The offices of Grant Thornton LLP are located at The Landmark, 15 Queen’s Road, Central, Hong Kong.

SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

Jinpan International Limited is incorporated under the laws of the British Virgin Islands. Some of the directors and officers and a substantial portion of the assets of the Company are located outside the United States. Although the Company has agreed to accept service of process in the United States by its agent designated for that purpose, it may be difficult for investors in the common shares to effect service of process within the United States upon the Company or to enforce against it, in courts outside the United States, judgments of courts of the United States predicated upon civil liabilities under the U.S. federal securities or other laws. The Company has designated Jinpan International (USA) Limited with offices at 560 Sylvan Avenue, Englewood Cliffs, New Jersey 07632, as its agent for service of process in any action brought against it under the U.S. federal securities and other laws, with respect to the securities.

EXPENSES OF ISSUANCE AND DISTRIBUTION

The following is a statement of the expenses (all of which are estimated), other than any underwriting discounts and commission and expenses reimbursed by us, to be incurred in connection with a distribution of an assumed amount of $100,000,000 of securities registered under this Registration Statement:

Securities and Exchange Commission registration fee	$3,930
Blue sky fees and expenses	7,500
Printing and engraving expenses	200,000
Legal fees and expenses	225,000
Accountants’ fees and expenses	150,000
Trustee fees and expenses	50,000
Miscellaneous	100,000

Total	$736,430

JINPAN INTERNATIONAL LIMITED

Debt Securities

Common Shares

____________________

PROSPECTUS

____________________

, 2008

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Memorandum and Articles of Association of the Company include provisions for the protection of directors and officers. Articles 121-126 of the Articles of Association state:

121.     Subject to the limitations hereinafter provided the Company may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who

(a)        is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, an officer or a liquidator of the Company; or

(b)       is or was, at the request of the Company, serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

122.     The Company may only indemnify a person if the person acted honestly and in good faith with a view to the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

123.     The decision of the directors as to whether the person acted honestly and in good faith and with a view to the best interests of the Company and as to whether the person had no reasonable cause to believe that his conduct was unlawful, is, in the absence of fraud, sufficient for the purposes of these Articles, unless a question of law is involved.

124.     The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Company or that the person had reasonable cause to believe that his conduct was unlawful.

125.     If a person to be indemnified has been successful in defense of any proceedings referred to above the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

126.     The Company may purchase and maintain insurance in relation to any person who is or was a director, an officer or a liquidator of the Company, or who at the request of the Company is or was serving as a director, an officer or a liquidator of, or in any capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability as provided in these Articles.

Section 132 of the BVI Business Companies Act 2004 provides as follows:

(1)        Subject to subsection (2) and its memorandum or articles, a company may indemnify against all expenses, including legal fees, and against all judgements, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who

(a)

is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director of the company; or

(b)	is or was, at the request of the company, serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

(2)       Subsection (1) does not apply to a person referred to in that subsection unless the person acted honestly and in good faith and in what he believed to be in the best interests of the company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

(2A)     For the purposes of subsection (2), a director acts in the best interests of the company if he acts in the best interests of

(a)	the company’s holding company; or

(b)	a shareholder or shareholders of the company;

in either case, in the circumstances specified in section 120(2), (3) or (4), as the case may be.

(3)       The termination of any proceedings by any judgement, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the company or that the person had reasonable cause to believe that his conduct was unlawful.

(3A)     Expenses, including legal fees, incurred by a director in defending any legal, administrative or investigative proceedings may be paid by the company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the director to repay the amount if it shall ultimately be determined that the director is not entitled to be indemnified by the company in accordance with subsection (1).

(3B)     Expenses, including legal fees, incurred by a former director in defending any legal, administrative or investigative proceedings may be paid by the company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the former director to repay the amount if it shall ultimately be determined that the former director is not entitled to be indemnified by the company in accordance with subsection (1) upon such other terms and conditions, if any, as the company deems appropriate.

(3C)     The indemnification and advancement of expenses provided by, or granted pursuant to, this section is not exclusive of any other rights to which the person seeking indemnification or advancement of expenses may be entitled under any agreement, resolution of members, resolution of disinterested directors or otherwise, both as to acting in the person’s official capacity and as to acting in another capacity while serving as a director of the company.

(4)       If a person referred to in subsection (1) has been successful in defence of any proceedings referred to in subsection (1), the person is entitled to be indemnified against all expenses, including legal fees, and against all judgements, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

(5)       A company shall not indemnify a person in breach of subsection (2) and any indemnity given in breach of that section is void and of no effect.

In addition, Section 132 of the BVI Business Companies Act, 2004 provides as follows:

A company may purchase and maintain insurance in relation to any person who is or was a director of the company, or who at the request of the company is or was serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the company has or would have had the power to indemnify the person against the liability under Section 132.

ITEM 9. EXHIBITS.

Exhibit Number	Description
1.1	Memorandum of Association and Articles of Association of Jinpan International Limited. (1)
1.2	Amendments to the Memorandum of Association and Articles of Association. (1)
1.3	Form of Underwriting Agreement relating to Senior Debt Securities. **
1.4	Form of Underwriting Agreement relating to Common Shares. **
4.1	Form of Registration Rights Agreement, dated December 19, 2006, by and among Jinpan International Limited and the parties identified therein. (2)
4.2	Form of Registration Rights Agreement, dated December 19, 2006, by and among Jinpan International Limited and CD Investment Partners, Ltd. (2)
4.3	Form of Registration Rights Agreement relating to Common Shares. **
4.8	Form of Indenture Relating to Senior Debt Securities (including form of notes).*
4.9	Form of Indenture Relating to the Subordinated Debt Securities (including form of notes).*
4.10	Form of Common Shares Certificate**
5.1	Opinion of Conyers Dill & Pearman *
12.1	Computation of ratio of earnings to fixed charges*
23.1	Consent of Grant Thornton LLP*
23.2	Consent of Conyers Dill & Pearman (included in Exhibit 5.1).*
24.1	Power of Attorney (included in the signature page).*
25.1	Statement of Eligibility of Trustee on Form T-1.***

_________________

*	Filed herewith
**	To be filed as an exhibit to a Form 6-K and incorporated herein by reference.
***	To be filed pursuant to Section 305(b)(2) of the Trust Indenture Act of 1939

(1)

Filed as an exhibit to Jinpan International Limited’s Registration Statement on Form F-1 (File No. 333-8198), filed with the Securities and Exchange Commission on November 22, 1997, and incorporated herein by reference.

(2)	Filed as an exhibit to Jinpan International Limited’s Form 6-K, filed with the Securities and Exchange Commission on December 20, 2006, and incorporated herein by reference.

ITEM 10. UNDERTAKINGS.

Item 10.	Undertakings

The undersigned Registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)        To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)       To file a post effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(5)       That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)        Each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)       Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)       That, for the purpose of determining liability of a registrant under the Securities Act to any purchaser in the initial distribution of the securities, each undersigned registrant undertakes that in a primary offering of securities of an undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)        Any preliminary prospectus or prospectus of an undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)       Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned registrant or used or referred to by an undersigned registrant;

(iii)      The portion of any other free writing prospectus relating to the offering containing material information about an undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(iv)      Any other communication that is an offer in the offering made by an undersigned registrant to the purchaser.

(7)       That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)       To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of each registrant pursuant to the foregoing provisions, or otherwise, each registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of a registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Haikou, Hainan, People’s Republic of China, on the 20th day of June, 2008.

JINPAN INTERNATIONAL LIMITED

By:	/s/ Li Zhiyuan
Name:	Li Zhiyuan
Title:	Chief Executive Officer, Chairman of the Board and President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes Li Zhiyan, Ling Xiangsheng and Mark Du each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Form F-3 and to file the same with exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or is substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form F-3 has been signed below by the following persons in the capacities indicated on the date indicated.

Signature	Title	Date

/s/ Li Zhiyuan Li Zhiyuan	Chief Executive Officer Chairman of the Board and President (Principal Executive Officer)	June 20, 2008.
/s/ Ling Xiangsheng Ling Xiangsheng	Vice Chairman of the Board and Vice President	June 20, 2008.
/s/ Mark Du Mark Du	Chief Financial Officer (Principal Financial and Accounting Officer)	June 20, 2008.
/s/ Stephan R. Clark Stephan R. Clark	Director	June 20, 2008.
/s/ Li-Wen Zhang Li-Wen Zhang	Director	June 20, 2008.
/s/ Donald S. Burris Donald S. Burris	Director	June 20, 2008

INDEX TO EXHIBITS

Exhibit Number	Description

1.1	Memorandum of Association and Articles of Association of Jinpan International Limited. (1)
1.2	Amendments to the Memorandum of Association and Articles of Association. (1)
1.3	Form of Underwriting Agreement relating to Senior Debt Securities. **
1.4	Form of Underwriting Agreement relating to Common Shares. **
4.1	Form of Registration Rights Agreement, dated December 19, 2006, by and among Jinpan International Limited and the parties identified therein. (2)
4.2	Form of Registration Rights Agreement, dated December 19, 2006, by and among Jinpan International Limited and CD Investment Partners, Ltd. (2)
4.3	Form of Registration Rights Agreement relating to Common Shares. **
4.8	Form of Indenture Relating to Senior Debt Securities (including form of notes).*
4.9	Form of Indenture Relating to the Subordinated Debt Securities (including form of notes).*
4.10	Form of Common Shares Certificate**
5.1	Opinion of Conyers Dill & Pearman*
12.1	Computation of ratio of earnings to fixed charges*
23.1	Consent of Grant Thornton LLP*
23.2	Consent of Conyers Dill & Pearman (included in Exhibit 5.1).*
24.1	Power of Attorney (included in the signature page).*
25.1	Statement of Eligibility of Trustee on Form T-1.***

_________________

*	Filed herewith
**	To be filed as an exhibit to a Form 6-K and incorporated herein by reference.
***	To be filed pursuant to Section 305(b)(2) of the Trust Indenture Act of 1939

(1)

Filed as an exhibit to Jinpan International Limited’s Registration Statement on Form F-1 (File No. 333-8198), filed with the Securities and Exchange Commission on November 22, 1997, and incorporated herein by reference.

(2)	Filed as an exhibit to Jinpan International Limited’s Form 6-K, filed with the Securities and Exchange Commission on December 20, 2006, and incorporated herein by reference.